EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT



     THIS AGREEMENT is made and entered into as of the 1st day of May, 1994, by and among OSHKOSH B'GOSH, INC., a Delaware corporation ("OshKosh"), ESSEX OUTFITTERS, INC., a Delaware corporation ("Essex") (OshKosh and Essex collectively referred to herein as the "Companies"), and PAUL A. LOWRY, an individual ("Employee").

                                  R E C I T A L S:

      A.     Essex is a wholly-owned subsidiary of OshKosh.

      B. OshKosh and Essex are engaged in the business of designing, manufacturing or having manufactured, marketing and selling clothing;

      C. The Companies desire to employ Employee and Employee desires to be employed by the Companies pursuant to the terms and conditions set forth herein;

      D. OshKosh presently contemplates that at some time in the near future it may cause Essex to be liquidated or merged into OshKosh in which case Employee's services would be rendered solely to OshKosh but that in the meantime Employee would render his services to both Essex and OshKosh; and

      E. The Companies and Employee desire to reduce their agreement concerning the terms and conditions of Employee's employment to written form.

      NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1.     Employment Duties.   During  the Employment Period  (as hereinafter
defined):

      (a) The Companies will employ Employee and Employee will perform services as a Vice-President of Essex and as the Vice President - Corporate Retail of OshKosh. At such time, if any, as OshKosh determines to liquidate or merge Essex into OshKosh, Employee will no longer be employed as a Vice-President of Essex but solely as the Vice President - Corporate Retail of OshKosh. Employee will have respons-ibility for all phases of the management of domestic retail stores and corporate retail support staff including the following: (i) assisting in planning, forecasting and reviewing of financial and strategic budget and performance relating to retail operations; (ii) site selection, lease execution, store design and construction; (iii) planning, selection, pricing and distribution of merchandise for the retail stores;
      (iv) creation and execution of store procedures for operations, customer service, and merchandising; (v) all phases of human resource develop-ment; and (vi) assisting in the direction and execution of promo-tional, advertising, and marketing strategies relating to retail operations.

      (b) The parties understand and agree that the division of Employee's services as between Essex and OshKosh is presently difficult to determine and may from time to time change depending upon a number of factors which cannot presently be determined including whether and when Essex is liquidated or merged into OshKosh, the nature of future business operations which OshKosh determines should be conducted by OshKosh as opposed to Essex (including business operations presently being carried on by Essex but which may at some time in the future be determined to be best carried on by OshKosh).
      For these reasons, Employee agrees to perform his services hereunder for Essex and OshKosh in such proportions as may be determined by the President of OshKosh after reasonable consultation with Employee.

       (c)   Employee will perform  his services hereunder faithfully  and to the best of his abilities, and will devote his best efforts and all of his working time, attention and skill to the business and affairs of the Companies during regular business hours, except for temporary ill-ness, vacation periods and reasonable leaves of absences or as agreed
       by the  parties hereto.   If Employee is elected as an officer of any of
       OshKosh's affiliates in addition to Essex during the term of this Agree-ment, Employee will serve in such capacities without further compensation

       (d) Employee will act with loyalty, honesty and in good faith in all dealings with the Companies and their businesses.

       (e)   Nothing contained herein shall preclude Employee from serving as a director or member of a committee of any business organization which does not conflict with the Companies or their businesses, and from engaging in charitable and community activities, provided that such
       services and activities do   not   interfere  with   the   regular  per-
       formance of his duties and responsibilities under this Agreement and provided that such services and activities have first been approved by the President of OshKosh.

       (f) The services which are to be performed by Employee hereunder are to be rendered primarily in OshKosh, Wisconsin. Employee presently resides in New York, but promises to change his residence to the Oshkosh, Wisconsin area by no later than August 31, 1994. After such change Employee will not be required to again change his place of residence without his consent.

       (g) The Companies will provide to Employee adequate resources to permit Employee to perform the duties described above. In addition, the Companies will grant to Employee customary authority over employees, agents, suppliers and others reporting to Employee.

       2.     Compensation; Benefits.

       (a) In consideration of the services to be performed by Employee during the Employment Period pursuant to Section 1 hereof and Employee's compliance with the other provisions of this Agreement, the Companies will pay Employee (in such proportions as the Companies may determine except that notwithstanding such proportionate allo-cation, for the purposes of pension and profit sharing plan computations, all compensation shall be deemed to have been paid by Oshkosh.) (i) a base salary at the annual rate of $150,000.00 increased for each calendar year beginning with 1995 at the rate of 5% per annum over the prior year's salary or such greater amount as may from time to time be approved by OshKosh's Board of Directors, in its sole discretion, payable in accordance with the Company's normal payroll practices from time to time in effect for its executive employees, and (ii) an annual per-formance bonus for each year during the Employment Period in accord-ance with the Company's Management Incentive Compensation Plan for its officers, the design specifications for which are described in Exhibit 1 attached hereto.

       (b)   (i)    For  purposes of  the calculation  of  the performance
       bonus referred to in Section  2(a)(ii) hereof for the period May 1, 1994
       - December 31, 1994, the specific bonus award composition; minimum, target and maximum awarded percentages of 20%/40%/60% (i.e. bonus
       award as a percentage  of  base   salary);  and  the  minimum,  target
       and  maximum performance  measures, as  set forth and  described in
       Exhibit 2 attached hereto, shall be utilized; provided, however, that the performance bonus for such period shall be two thirds ( ) of the amount indicated by such calculation.

              (ii)   For  purposes   of  the  calculation  of   the  annual
        performance bonus for calendar years 1995, 1996, 1997, 1998 and the first four (4) months of 1999, the same bonus award composition, the same award percentages (i.e. awards as a percent of base salary), and the same performance measures as set forth in Exhibit 2 shall be used; provided, however, that (A) OshKosh may at its option reduce the "Corporate (Consolidated Except Essex and Oshkosh Retail)" component of the bonus award composition from 35% to 25% and add another bonus award component reasonably related to Employee's duties and responsibilities equalling 10% of the total; (B) the target amount for Net Sales and Net Income for the "Essex Retail" component, shall be the same as the budgeted amounts for 1995, 1996, 1997, 1998 and 1999, respectively, as approved by the Oshkosh board of directors, with the minimum amount to be 90% and the maximum amount 120% of the target amount; (C) the target amount for Net sales and Net Income for the "Corporate (Consolidated Except Essex and Oshkosh Retail)" component, and the target amount for the Net Sales and Net Income components, respectively, for Oshkosh B'Gosh Factory Stores, shall be the same as the budgeted amounts for 1995, 1996, 1997, 1998 and 1999, respectively, as approved by the OshKosh board of directors, with the Minimum Net Sales amounts, the Maximum Net Sales amounts, the Minimum Net Income amounts, and the Maximum Net Income amounts to be such percentages of target amount as are approved for other executive officers of OshKosh for each such year respectively;
        and (D) the performance bonus for the first four (4) months of 1999 shall be one-third ( ) of the amount indicated by the bonus calculation for the full year 1999.

        (iii) Each annual performance bonus shall be computed and paid within seventy-five (75) days after the end of the fiscal year of OshKosh to which such bonus relates.

        (c) Employee shall also be entitled to participate in any employee benefits which generally are made available by OshKosh to its executives during the Employment Period, including those benefits listed on Exhibit 3 hereto. During the Employment Period, Employee will be entitled to participate in any life, health, dental, accident, sickness and disability plans (whether or not insured), and in any qualified or non-qualified pension or profit sharing plan, savings plan, stock option plan, deferred compensation plan or any other fringe benefit plan or program which the Company may from time to time make available to its executives. Employee acknowledges that he shall have no vested rights in any such plan or program except as expressly provided under the terms thereof and that such plans or programs may be amended or terminated as well as supple-mented. Notwithstanding the foregoing, Employee shall receive four (4) weeks of vacation for each complete year of the Employment Period, including 1994. The vacation period for 1994 shall include a two (2) week period to accomplish the move to Oshkosh described elsewhere herein.

        (d) The amounts payable to Employee under this Section 2 are before any deductions therefrom for any taxes required to be with held by federal, state and local governments.

        3.     Term and Termination.

        (a) The term of this Agreement during which Employee will provide services to the Companies hereunder (the "Employment Period") will commence on May 1, 1994 and end on April 30, 1999, unless earlier term-inated as follows:

                (i) The Employment Period will terminate upon the written agreement of the parties;

                (ii)  The Employment Period will  terminate upon the death or
         permanent  disability of  Employee.   The term  "permanent disability"
         of Employee  means the inability of Employee to effectively perform his duties hereunder on a full-time basis by reason of physical or mental illness, disability or incapacity for a continuous period of sixty (60) working days. Physical or mental illness, disability or incapacity will be deemed to exist if a licensed physician opines in  writing  that Employee  for medical reasons should terminate or
         substantially reduce his services to the Company.   If there is any
         dispute as to whether Employee is permanently disabled within the meaning of this Section 3(a)(ii), such dispute shall be submitted to a licensed physician agreeable to the parties who shall conduct an  examination of Employee for  the purpose of resolving such dispute; provided,  however,  that if  the parties cannot agree upon a  physician within  ten (10)  days  after written  notice  by either Employee or OshKosh to the other, a physician designated by the then President of the Medical Society of Winnebago County, Wisconsin
         shall conduct such examination.   Employee shall submit to such
         examination, and the determination of such physician as to whether Employee is permanently disabled within the meaning of this Section 3(a)(ii) shall be binding and conclusive on the parties.

             (iii) Oshkosh  may terminate the Employment  Period for cause upon (a) written notice to Employee stating in reasonable detail the facts constituting such cause("Written Notice"), and (b) the expiration of (10) days following receipt by Employee of Written Notice, during which ten (10) day period, Employee shall be permitted to cure, if
         curable, the conduct constituting the alleged cause.   For purposes  of
         this Section 3(a)(iii), the term "cause" means the diversion or attempted diversion by Employee of business from either of the Companies for Employee's personal gain or benefit; the commission by Employee of an act of dishonesty or moral turpitude involving either of the Companies; gross incompetence in the performance by Employee of his services hereunder; gross negligence by Employee involving either of the Companies; habitual use by Employee of alcohol or
         narcotics; commission by  Employee of  a felony  or  serious   mis-
         demeanor offense or pleading guilty or nolo contendere to same; willful misconduct by Employee as determined in good faith by the Board of Directors of OshKosh which results in a demonstrably material injury to the Companies; the willful and persistent failure of Employee to follow a specific directive of the Board of Directors or the President of OshKosh provided that the directive is consistent with the terms of this Agreement; or a material breach by Employee of any provision of this Agreement, including without limitation any provision contained in Section 4 hereof.

         (b) Upon termination of the Employment Period, the Company will pay to Employee:

               (i) The full amount of any unpaid salary earned by Employee pursuant to Section 2 of this Agreement through and including the termination date and prorated as appropriate, and neither Essex nor OshKosh will be obligated to make any further salary payments to Employee;

                (ii) If the termination is for cause, no further bonus shall be payable other than a bonus which is awardable pursuant to
         Section 2 hereof with respect to a calendar year that has already ended prior to such termination for cause but which has not yet been paid;

                (iii) If the termination is because of death or permanent dis-ability, a bonus pursuant to Section 2 hereof shall be payable for the year during which such event occurs, but the bonus shall be prorated based on the number of whole months worked in such year prior to such event divided by twelve (12) and such prorated bonus shall not be pay-able until such time as it would otherwise have been payable had such death or disability not occurred.

         (c)   Notwithstanding anything  to the contrary herein,  if for any
         reason  other  than  cause   or  Employee's  death  or  disability,
         Employee's employment is terminated by Essex and/or OshKosh before April 30, 1999, Employee shall be entitled to receive from the date of such termination through April 30, 1999, in lieu of all other amounts payable hereunder, a monthly amount of $17,500, and the obligations set forth in Sections 4 and 5 hereof shall survive such termination.
         In the event Employee continues to receive payments  pursuant to this
         Section 3(c) following termination of the Employment Period, Employee shall have no obligation to seek other employment or to otherwise mitigate damages hereunder, provided, however, that if Employee obtains full-time or substantially full-time employment (i.e. more than thirty (30) hours a week), whether by another employer or through self-employment, the amounts he receives from such other employer or earned pursuant to such self-employment shall be offset, dollar for dollar, against any payments owing to Employee under this
         Section 3(c).


         4.     Noncompetition.

         (a) During the Employment Period and for one (1) full year thereafter and without regard to the early termination thereof or whether such early termination is or is not for cause, Employee will not directly or indirectly:

                (i)    own,   operate,   manage,   join,   finance,  control,
         participate in the ownership, management, operation or control of, or be paid or employed by, consult with or acquire any securities of, or otherwise become associated with or provide assistance to, any entity, firm, business, activity or enterprise ("Enterprise") which is engaged in the business of manufacturing, having manufactured, designing, developing and/or selling products which are the same as or are similar to the products of the Companies as of the date of termination of employment hereunder or other apparel products sold by the Companies during such one (1) year period ("Competing Products") in the same geographic market in which the Companies operate as of the date of termination of employment hereunder during such one (1) year period;

                (ii) contact, sell or solicit to sell Competing Products to any entity to whom either Company is selling its products at the time of the termination of employment hereunder or has sold its products during the prior twelve (12) months;

                (iii) solicit, cause or seek to cause any customer, supplier or employee (with the exception of Paul Lowry) of either of the Companies to terminate, curtail or otherwise modify any customer, supplier or employment relationship with either of the Companies for the purpose of entering into a customer, supplier, employment or other relationship with Employee or with any Enterprise with which Employee is directly or indirectly affiliated.

         (b)   Notwithstanding   the  provisions  of  Section  4(a)  hereof,
         Employee may acquire securities of any entity the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Employee following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired.

         (c) Employee acknowledges and agrees that the restrictions set forth in Section 4(a) hereof are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of
         the Companies.   In  the event  that any provision of Section 4(a)
         hereof is determined to be invalid by any court of competent jurisdiction, the provisions of Section 4(a) shall be deemed to have been amended and the parties will execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of Section 4(a) so to render the terms of Section 4(a) enforceable in all respects as so modified. Employee acknowledges and agrees that irreparable injury will result to the Companies in the event he breaches any covenant contained in Section 4(a) and that the remedy at law for such breach will be inadequate. Therefore, if Employee engages in any act in violation of the provisions of Section 4(a), the Companies, and each of them, shall be entitled, in addition to such other remedies and damages as may be available to them by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions of Section 4(a).

         5.     Unauthorized Disclosure; Inventions and Improvements.

         (a) Employee will not knowingly disclose to any person or entity, other than employees of the Companies or other persons to whom dis-closure is reasonably necessary or appropriate in connection with the performance by Employee of his services hereunder, any Confidential Information obtained by Employee during the Employment Period. Employee also will not use in any manner any Confidential Information for Employee's own purposes or for the benefit of any person or entity except the Companies, whether such use consists of duplication, removal, oral communication, disclosure, transfer or other unauthorized use thereof. As used herein, the term "Confidential Information" refers to all information and materials belonging to, used by or in the possession of the Companies relating to their
         business  strategies, products, pricing,   customers,  technology,
         programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, formulae, processes, designs, drawings and trade secrets of every kind and character. "Confidential Information" also includes confidential information belonging to other companies and disclosed to Employee
         by the  Companies.   In addition, the  Companies acknowledge that
         Employee has been employed for many years in the apparel business and that as such, has acquired substantial knowledge as to the man-ufacture, marketing, financing, design and other aspects of the clothing business. Thus, the information that shall be subject to this paragraph shall be information that is truly proprietary with the Companies or any subsidiary or affiliate; that is, information that could only have been acquired by Employee as the result of his
         having  been  employed  by  the  Companies.    Examples  of  such  con-
         fidential information are strategic marketing plans unique to the Companies, proposed new product lines, and new retailing initiatives.

         (b)   Employee  will  disclose  to   the  Companies  and  upon  the
         Companies' request, assign to them or either of them, without charge, all of Employee's right, title and interest, if any, in and to any and all ideas, inventions, discoveries and improvements pertaining in any manner to the business of the Companies which Employee may make or conceive, solely or jointly with others, during the Employment Period
         (collectively,  the  "New Developments").   Upon request by the
         Companies, or either of them, during or within one (1) year subsequent to the Employment Period, Employee will do any and all acts and execute and deliver such documents as may be deemed by the Companies or either of them or their counsel to be necessary or advisable to vest in the Companies or either of them all of Employee's right, title and interest in and to such New Developments and to apply and obtain domestic or foreign patents, provided that the expenses incurred in connection with the foregoing shall be borne by the Companies.

         6. Common Law of Torts or Trade Secrets. Nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where such common law provides the Companies with broader protection than the protection provided by this Agreement.

         7. Expense Reimbursement. The Companies will reimburse Employee for his out-of-pocket expenses reasonably incurred by his in connection with the performance of his services hereunder, subject to compliance with OshKosh's written policy, if any, regarding expense reimbursement.

         8.     No Conflict with Other Agreements.   Employee hereby represents
         and warrants that he is not a party to any agreement (whether written or oral) with any employer other than the Companies, or subject to any obligations or restrictions under any such prior agreement, including, without limitation, any obligations and restrictions relating to non-competition, nonsolicitation, new developments or the like, which are in conflict with or are violated by this Agreement.

         9. Severability. The invalidity or unenforceability of any pro-vision of this Agreement shall not affect or impair the validity or enforceability of any other provision and this Agreement shall be con-strued as if such invalid or unenforceable provision were not contained
         herein.    Notwithstanding the preceding sentence, if any court of com-
         petent jurisdiction shall determine that any geographic or time restraint provided in this Agreement is too broad as to the area or time covered, such restraint may be reduced to whatever extent the court deems reasonable and such restraint may be enforced as reduced.

         10. Notice. All notices under this Agreement shall be in writing and a notice shall be considered to be given and received in all respects on the day it is personally delivered, faxed or mailed by certified mail, postage prepaid, addressed as follows or to such other address as may be designated by one party to the other by notice duly given:


                        If to OshKosh or Essex:

                        OshKosh B'Gosh, Inc.
                        P.O. Box 300
                        Oshkosh, WI 54902-0300
                        Attn:  President

                        FAX:  (414) 231-3261

                        If to Employee:

                        Paul A. Lowry
                        c/o Theodore C. Widder, III
                        Mohs, MacDonald, Widder & Paradise
                        20 North Carroll Street
                        Madison, Wisconsin  53703
                        FAX:  (608) 257-1106


         11. Litigation; Attorney's Fees. Any controversy or claim arising out of or related to this Agreement shall be finally settled by binding arbitration in the City of Milwaukee, Wisconsin in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, and the rules of the American Arbitration Association, civil discovery as provided for in Chapter
         804 of the Wisconsin Statutes shall be available to either party in the arbitration proceeding. Each party shall be reimbursed by the other party for all reasonable legal fees and expenses, if any, reasonably incurred by it in the enforcement of its or his rights under any pro-vision of this Agreement.

         12. Waiver. A waiver by a party of any breach by the other party of any provision of this Agreement shall not be deemed to be a waiver by such first party of any subsequent breach.

         13. Assignment. This Agreement may not be assigned by either Essex or OshKosh without the written consent of Employee, except that if either OshKosh or Essex shall merge or consolidate with or into, or transfer substantially all of its business or the assets thereof to another corporation or other form of business or other entity, this Agreement shall be assigned to such a successor and this Agreement shall be expressly assumed, and it shall be binding upon and inure to
         its  benefit.   Employee  may  not assign,  pledge or  encumber  this
         Agreement or any interest herein.

         14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, Essex's and OshKosh's successors and permitted assigns and Employee's heirs and legal rep-resentatives.

         15.    Complete Agreement;  Amendment.   This  Agreement  constitutes
         the complete agreement of the parties concerning its subject matter, and may be amended only by a written instrument executed by the parties hereto or their respective successors, assigns, heirs or legal representatives, as applicable.

         16.    Governing Law.   This Agreement shall be governed by  and
         construed in accordance with the internal laws of the State of Wisconsin.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    OSHKOSH B'GOSH, INC.


                                     By /s/ DOUGLAS W. HYDE
                                        Douglas W. Hyde, President


                                     ESSEX OUTFITTERS, INC.


                                      By /s/ BARBARA WIDDER LOWRY
                                         Barbara Widder-Lowry, President

                                         /s/ PAUL A. LOWRY





                                        Management Incentive Compensation Plan -
                                                         Design Specifications
































                                                                     Exhibit 1













Management
Incentive
Compensation
Plan - Design
Specifications


Plan Purposes     .     Focus the efforts of all key management employees on
                        the maximization of annual profits, while growing aggressively by offering quality products and services.

                   . Provide a meaningful incentive geared to the achievement of specific Company and Responsibility Area goals.

                   . Encourage teamwork and cooperation in the achievement of Company and Responsibility Area goals.

                   . Recognize differences in the performance of individual participants.

Plan Year         The fiscal year (January through December)

Participants      .     Will be selected by the President/Chief Executive
                        Officer and the Executive Vice President/Chief
                        Operating Officer.

                  . Selection normally will take place, and will be communicated to each participant, prior to the pertinent plan year. Participation for the 1994 plan year is projected to be around 50 key contributors.

                  . In those cases when participation begins during a plan year:

                        - Participation will be communicated as soon as possible following selection.

                        -     Newly hired or promoted employees will
                              participate on a pro-rata basis for the remainder of the first plan year of their employment or tenure in a participating position.

                        - If a participant changes positions during a plan year, whether due to a promotion, demotion, or lateral move, that individual's award will be based on factors such as the individual's overall contribution, and the portion of the year the individual actually spent in each position.

Award             .     Participating positions are grouped by
Opportunities           incentive award categories.

                   . Each incentive category has a target award level assigned to it.

                         - The target award is paid if a stated performance goal(s) is achieved.

                         - Minimum and maximum performance/award levels are built around the target performance/award levels.

                   . This plan's award opportunities will provide 65th percentile total cash compensation (base plus bonus) levels if stated target performance goals are achieved. Target goal levels will be selected to represent aggressive, but achievable, performance. The following award opportunities should permit Oshkosh to attain its performance and compensation objectives.

                                            Award Opportunity (as % of
                          Incentive         Beginning of Year Salary)
                          Category          Minimum     Target      Maximum

                          A (CEO, COO)        24%         47%         71%
                          B (Other Officers)  20%         35%         53%
                          C (Director-level)  13%         25%         35%
                          D (Plant Mgrs.)     11%         21%         32%

                          The award schedule as set forth above, minimum at approximately 50% of target and maximum at approximately 150% of target, is typical. Award interpolation will take place between "minimum," "target," and "maximum." (For example, if actual performance falls exactly midway between the minimum and target goals, the award would be approximately 75% of the target award opportunity.)

                          Based on preliminary estimates, incentive Category B will include nine participants, Category C will include 15 participants, and Category D will include 22 participants.

Performance/      .       Each participant's award opportunity is
Award Components          segmented into one or more components as follows:

                                          Weighting of Award
                                          Opportunity/Perf Factors  (Total 100%)
                     Position Title                Responsibility    Individual
                     (Incumbent)     Corporate         Area          Evaluation

                     Example: Vice     35%               50%         15%
                     President
                     Manufacturing

                     See Appendix A for individual participant weightings.

                  . One component's performance will not directly affect the portion of the award opportunity earnable from another one.

                  . A participant's final award amount will be determined as the sum of the awards earned based on the performance of his pertinent award components.

Performance       .     Normally one to three performance criteria
Criteria                will be established for each performance/award
                        component (e.g. Corporate component: Net income before taxes and profit sharing, and Net Sales).

                  . Target, minimum, and maximum performance levels will be established for each of the performance criteria.
                        These performance levels will coincide with the target, minimum, and maximum award levels referred to previously. Interpolated performance/reward levels will be established on a straight-line basis between each of the above performance/reward levels. If actual performance falls below the minimum level set forth for the particular performance criterion, the portion of the award related to that performance criterion will be forfeited in its entirety.

                  . The Corporate Performance component will be measured as a combination of Net Income (70%) and Net Sales (30%). "Corporate," for the purposes of calculating the foregoing, will be defined at the beginning of the plan year and administered according to such definition for such year's duration. The definition may differ for various participant groupings if such difference is appropriate to accomplish the motivational purposes of the plan. (See Appendix A.)

                  . The Responsibility Area component will be embodied in the Responsibility Area performance criteria that are impacted by the particular B, C, or D Category participant. The performance criteria should focus on quality, delivery, and/or cost.

                  . Each participant's immediate manager will be responsible for recommending how much of the Individual Evaluation component of a participant's award opportunity has been earned. Each such manager will be guided by the following:

                                                            % of Individual
                             Individual                    Portion of Target
                          Performance Rating            Incentive Award Earned

                               Outstanding                   120%-150%
                               Excellent                     100%-120%
                               Good                           80%-100%
                               Satisfactory                   50%- 80%
                               Unsatisfactory                       0%

                         The Chief Executive Officer and Chief Operating Officer will review these recommendations and finalize the Individual Evaluation "performance score."

Final Award       .     The final incentive award is determined as the sum of
                        the awards earned based on Corporate, Responsibility
                        Area, and/or Individual Evaluation performance.  See
                        Appendix B for award calculation examples.

Termination       .     If the participant's employment is terminated during a
                        plan year for reason of death, disability, or normal or early retirement, a tentative award will be calculated
                        (at year-end) as if the participant had remained employed as of the end of the plan year. The final award will be calculated by multiplying the tentative award by a proration factor. The proration factor will be equal to the number of full weeks of employment divided by 52.

                  . If a participant's employment is terminated during a plan year for any other reason, an incentive award normally will not be paid. However, the Chief Executive Officer and the Chief Operating Officer may exercise discretion in this matter.

Form and          .     Payments will be made in cash as soon as
Timing of               practicable following the release of audited
Payments                results for the plan year.








                                           Appendix A - Incentive Compensation
                                                          Plan Award Components










































                                                                    Appendix A
Oshkosh B'Gosh, Inc.
Incentive Compensation Plan Award Components

Incentive                                       Responsibility   Individual
Category     Name               Corporate       Area             Evaluation
A            Doug Hyde            85*                            15
A            Mike Wachtel         85                             15
B            Mike Donabauer       65*             20             15
B            Dave Omachinski      50*             35             15
B            Tony Giordano        35              50             15
B            Jon Dell'Antonia     35              50             15
B            Don Carlson          35              50             15
B            Bill Wyman           35              50             15
B            Ken Masters          35              50             15
B            Chips Wood           25              60             15
B            Pat Garvey           25              60             15
C            Larry Habeck         35              50             15
C            Greg Spaeth          35              50             15
C            Marty Smith          35              50             15
C            Mark Greenspan       25              60             15
C            Gary Brock           25              60             15
C            D. Hursh             25              60             15
C            Harold Brown         25              60             15
C            Bobby Morrison       25              60             15
C            Don Hess             25              60             15
C            Eddie White          25              60             15
C            Aaron Poore          25              60             15
C            Lee Tiegen           25              60             15
C            Steve Fischer        25              60             15
C            Janell Cleveland     25              60             15
C            Larry Delk           25              60             15
D            All Plant Managers   20              65             15

*Denotes Corporate responsibility defined as total consolidated performance of all corporate entities (exclusive of Rio Sportswear, Inc. for 1994).

All others - Corporate component is defined as the aggregate performance of all entities that market product under the Oshkosh B'Gosh name.














                                    Appendix B - Award Calculation - Examples















































                                                                    Appendix B
Oshkosh B'Gosh, Inc.
Award Calculation - Examples

Incentive Category

                                     Award Opportunity  (As % of Salary)
                                      Minimum         Target     Maximum

                 A (CEO, COO)           24%             47%          71%
                 B (Other Officers)     20%             35%          53%
                 C (Directors and       13%             25%          35%
                    Regional Sales Mgrs)
                 D (Plant Mgrs)         11%             21%          32%


                                       Minimum         Target      Maximum
       The above as a percent          50% (approx)    100%     150% (approx)
       of the target opportunity


































                                                                    Appendix B
Oshkosh B'Gosh, Inc.
Award Calculation - Examples

Vice President, Manufacturing
Target = 35% of Salary

Overall Award Structure

Award Composition
   (at target)             Performance Measure       Goals

   35%                     Corporate:
                           .  Sales (30%)
                           .  Income (70%)

   50%                     Responsibility Area (Weighting):
                           .  Quality (30%)          Irregulars (% of):
                                                      3.0% Minimum
                                                      2.0% Target
                                                      1.5% Maximum

                           .  Delivery (40%)         Work Order Completion:
                                                       92% Minimum
                                                       95% Target
                                                       97% Maximum

                           .  Cost (30%)             Cost per Minute:
                                                        +10% Minimum
                                                      Current: Target
                                                        -10% Maximum

   15%                     Individual
                           .  Succession Plan        TBD

                           .  Manufacturing          TBD
                              Effectiveness

                           .  Service Task Force     TBD
                              Participation


                                                                   Appendix B
Oshkosh B'Gosh, Inc.
Award Calculation - Examples

Example #1 All Goals Attained at Target

Sales:                                                                At Target
Income:                                                               At Target
Irregular Levels:                                                            2%
Work Order Completion:                                                      95%
Cost Per Minute:                                                 Current Levels

Succession Planning
Manufacturing Effectiveness                                           At Target
Service Task Force Participation

VP - Manufacturing: Target Award 35%

Score =           35% Corporate Measures
                      10.5% = (10.5% x 100%) Sales
                                             (30% x 35% = 10.5%)
                      24.5% = (24.5% x 100%) Net Income
                                             (70% x 35% = 24.5%)

                  50% Responsibility Area
                      15%  =  (15% x 100%)   Quality
                                             (30% x 50% = 15%)
                      15%  =  (15% x 100%)   Cost
                                             (30% x 50% = 15%)
                      20%  =  (20% x 100%)   Delivery
                                             (40% x 50% = 20%)

                 15%  Individual Evaluation

                100%

Payout =          Performance                     Target
                  Score            X              Opportunity

                  100%             X              35% = 35%



                                                                    Appendix B
Oshkosh B'Gosh, Inc.
Award Calculation - Examples

Example #2 Mixed Goal Attainment

Sales:                                        Midway Between Minimum and Target
Income:                                       Midway Between Minimum and Target
Irregular Levels:                                                1.5% (Maximum)
Work Order Completion:                                            97% (Maximum)
Cost Per Minute:                                                 -10% (Maximum)

Succession Planning
Manufacturing Effectiveness                                 Excellent (Maximum)
Service Task Force Participation

VP - Manufacturing: Target Award 35%

Score =           26.3% Corporate Measures
                        7.9% = (10.5% x  75%) Sales
                                              (30% x 35% = 10.5%)
                       18.4% = (24.5% x  75%) Net Income
                                              (70% x 35% = 24.5%)

                     75% Responsibility Area
                         22.5% =  (15% x 150%)  Quality
                                                (30% x 50% = 15%)
                         22.5% =  (15% x 150%)  Cost
                                                (30% x 50% = 15%)
                          30%  =  (20% x 150%)  Delivery
                                                (40% x 50% = 20%)

                     22.5%Individual Goals (15% x 150%)

                    123.8%

Payout =          Performance                     Target
                  Score            X              Opportunity

                 123.8%             X            35% = 43.33%



                                                                    Appendix B
Oshkosh B'Gosh, Inc.
Award Calculation - Examples

Example #3 Mixed Goal Attainment

Sales:                                                            Below Minimum
Income:                                                           Below Minimum
Irregular Levels:                                                1.5% (Maximum)
Work Order Completion:                                             95% (Target)
Cost Per Minute:                                                 +10% (Minimum)

Succession Planning
Manufacturing Effectiveness                                           At Target
Service Task Force Participation

VP - Manufacturing: Target Award 35%

Score =              0% Corporate Measures
                        0% = (10.5% x   0%) Sales
                                            (30% x 35% = 10.5%)
                        0% = (24.5% x   0%) Net Income
                                            (70% x 35% = 24.5%)

                     50% Responsibility Area
                         22.5% =  (15% x 150%)  Quality
                                                (30% x 50% = 15%)
                          7.5% =  (15% x  50%)  Cost
                                                (30% x 50% = 15%)
                          20%  =  (20% x 100%)  Delivery
                                                (40% x 50% = 20%)

                     15% Individual Goals (15% x 150%)

                     65.0%

Payout =          Performance                     Target
                  Score            X              Opportunity

                  65.0%            X              35% = 22.75%




                                  Paul Lowry
              Minimum Award 20% of Salary/Target Award 40% of Salary*/
                           Maximum Award 60% of Salary


*Base Salary $150,000

Award
Composition     Performance
(at Target)     Measure          Specifics                  Target Range

35%             Corporate(Consolidated Except Essex and Oshkosh Retail)
                .(30%) Sales     Net Sales                  $253,108,000 Minimum
                                                            $281,231,000 Target
                                                            $337,477,000 Maximum

                .(70%) Income    Net Income before Profit   $17,748,000 Minimum
                                 Sharing Contribution,      $23,664,000 Target
                                 Incentive Compensation,    $28,397,000 Maximum
                                 Extraordinary Items, Franchise
                                 and Income Taxes

50%             Responsibility Area (Retail)
                           For Essex Retail
                .(70%) Income    Net Income before Profit   $7,710,000 Minimum
                                 Sharing Contribution,      $9,779,000 Target
                                 Incentive Compensation,    $11,735,000 Maximum
                                 Extraordinary Items, Franchise
                                 and Income Taxes*

                                        PLUS

                              For Oshkosh B'Gosh Factory Stores
                                  Net Income before Corporate
                                  Allocations

                 .(30%) Sales     Net Sales                $95,819,000 Minimum
                                                           $106,466,000 Target
                                                           $127,759,000 Maximum

15%             Individual       Review by CEO             Satisfactory:Minimum
                Evaluation                                 Good:        Target
                                                           Outstanding: Maximum

100%

*Extraordinary items are defined as non-recurring unusual expense or income items such as license agreement terminations, plant closures, or the effect of litigation.



BENEFIT SUMMARY FOR VICE PRESIDENT - CORPORATE OFFICE

INCENTIVE COMPENSATION PLAN

The amount of the bonus is dependent upon the level of performance in achieving company, departmental, and individual goals. The bonus is usually payable in February for the prior year's performance and is taxable in the year in which it is paid.

DEFERRED COMPENSATION

The employee can defer a percentage of income each pay period. The money earns interest equal to the prime rate. The money is not taxable until withdrawn.

PERSONAL AUTOMOBILE

The company provides an automobile (with a value of up to $30,000) for personal use by the officer.

PROFIT SHARING

An employee who has completed one year of service and is at least 21 years of age automatically become a participant in the Oshkosh B'Gosh, Inc. non-qualified Profit Sharing Plan. The percentage of gross earnings contributed to the plan annually is determined by the Board of Directors and can vary from 0% to 15%. Each participant in the plan receives the same percentage of their gross earnings. Upon entry into the profit sharing plan, the employee is 100% vested.

The Profit Sharing Plan is intended to supplement retirement benefits, therefore, the funds in an employee's account are unavailable until retirement, death or termination of employment. Upon termination, the entire account balance is payable. The benefit payment does not qualify for a rollover to defer taxes.

PENSION PLAN

The  Pension  Plan  is  designed  to  provide  an  employee  with  income  upon retirement. As an employee works for OshKosh B'Gosh the pension benefit continues to accumulate. An employee who has completed one year of service and is at least 21 years of age automatically becomes a participant in the 100% company-funded Pension Plan. An employee becomes fully vested in the pension plan upon completing 5 vested years of service. A vested year is one in which the employee has been credited with at least 1,000 hours of service. The employee does not have any vested interest in the plan until completing 5 vested years. The formula for calculating the age 65 monthly benefit is: 5 consecutive years of earnings which produce the highest monthly average, multiplied by 1%, multiplied by years of service.

A vested employee can request early reduced retirement benefits after reaching age 60 or full benefits after reaching age 65. An employee leaving the company who is not yet retirement age leaves with a deferred vested benefit and can apply for the benefit upon reaching retirement age. If the benefit has a present day value of less than $3,500, it will be automatically paid in a lump sum to the employee, generally within three months after termination.

HEALTH CARE COVERAGE

In order to provide protection to employees and their dependents in the event of illness or injury, OshKosh B'Gosh offers health care coverage. Employees are eligible for health care coverage from the first day of employment and may elect either single or family coverage. Employees have three plans to choose from: HMO of Wisconsin, Network Health Plan, or OshKosh B'Gosh, Inc., self-funded plan. Once employees choose coverage, they may change their election only once per year during January. Employees have 30 days from date of hire to enroll in the health plan. An employee making late application must first be approved by the insurance company and could be denied coverage.
OshKosh B'Gosh pays 100% of the premium cost.

SICK LEAVE/SALARY CONTINUATION

OshKosh B'Gosh provides salary continuation for a period of time during which an employee is ill or injured. The amount of time allowed is subject to the discretion of the C.O.O.

LONG-TERM DISABILITY

The long-term disability program is designed to provide a benefit of 60% of an employee's regular monthly pay up to a maximum of $5,000 per month when the employee is unable to work due to a serious debilitating illness or injury.
The monthly payments begin after a 180 day waiting period and are paid for total or partial disability until the employee is able to return to work. If the disability qualifies an employee for social security or workers' compensation benefits, the long-term disability benefit would be reduced by the amounts received. The company pays 100% of the premium for the employee and adds the premium cost to the employee's earnings at the end of the year. The employee pays taxes on the premium, but under current tax law, benefits paid are non-taxable.

LIFE INSURANCE

Life insurance helps provide financial assistance to family members in the event of the employee's death. The level of term life insurance provided by OshKosh B'Gosh, Inc., is $50,000. The employee will need to name a beneficiary upon enrollment, which may be changed in writing at any time. Employees also have an additional $100,000 of coverage for accidental death 24 hours per day, 7 days per week. The company pays for 100% of both premiums.

SUPPLEMENTAL LIFE INSURANCE

OshKosh B'Gosh provides supplemental life insurance in the amount of $150,000. The premium is paid by the company but the amount of the premium is added to the employee's W-2 form as additional taxable income.

FLEXIBLE SPENDING PLAN (SECTION 125)

OshKosh B'Gosh, Inc., offers a benefit which allows certain expenses to be deducted from the employee's pay check before taxes. Depending on the employee's federal tax bracket, between 28% - 40% in taxes can be saved
(including social security and state taxes) on allowable expenses, thereby providing more disposable income for other things. Allowable expenses include: group insurance premiums, and two Flexible Spending Accounts -- non-reimbursed medical and dependent care. Employees can participate in one or all three portions of the plan after meeting the eligibility requirements. All employees are eligible for before-tax payment of group insurance premiums at the time of insurance enrollment. Full-time employees are eligible to enroll in one or both Flexible Spending Accounts. Enrollment takes place prior to January and July of each year, after the employee completes six months of employment.

VACATION SCHEDULE

Employees  need  to relax  and  take  time off  work  to  pursue their  outside
interests.   Paid  vacations  are provided  for  this purpose.   Vacation  will
available for use according to the following schedule:

               Employed less than 1 year                   Two weeks
               Employed 1 through 4 years                  Three weeks per year
               Employed 5 or more years                    Four weeks per year

Although vacation is earned during an anniversary year, it is available for use on a calendar year basis. Vacation time must be used by the end of the calendar year or it is forfeited. When an employee terminates, unused earned vacation will be paid on a prorated basis. If an employee used more vacation than earned, this amount will be deducted from the employee's final check.

PAID HOLIDAYS

Eligibility for  paid holidays begins  upon date of  hire.   Specific dates for
holiday  observation are  published each  year.   The 10  paid holidays  are as
follows:

 New Years Day   Fourth of July   Day after Thanksgiving     New Years Eve Day
 Good Friday     Labor Day        Christmas Eve Day
 Memorial Day    Thanksgiving Day Christmas Day

JURY DUTY

OshKosh B'Gosh believes it is the civic responsibility of its employees to accept jury duty service. A full-time employee serving on jury duty shall be allowed to serve without a loss of income. To be eligible for excused absence for jury duty, the employee notifies their supervisor upon receipt of the notice to serve. The employee presents the jury duty pay receipt to the Human Resources Department. The employee will be compensated by OshKosh B'Gosh for the difference between regular pay and jury duty pay, thus maintaining normal income.

BEREAVEMENT PAY

OshKosh B'Gosh recognizes a time of bereavement is very difficult for an employee. Every effort will be made to insure an employee is able to attend to family matters prior to making the transition back to the normal work routine. Therefore, an employee is eligible for up to three days excused absence with pay in the event of a death in the immediate family. Immediate family consists of parents, spouse, children, brothers, sisters, grandparents, grandchildren, spouse's parents, spouse's grandparents, step-parents, step-sister, step-brother and step-children.

LEAVES OF ABSENCE

Under the Family Medical Leave Act all employers with 50 or more permanent employees within a 75-mile radius must allow employees of either sex, who have met the eligibility requirements, a leave of absence for: (1) the birth or adoption of the employee's child; (2) the care of the employee's child, spouse, or parent with a serious health condition; (3) the employee's own serious health condition.

OshKosh B'Gosh recognizes that occasionally employees will need time away from work to attend to critical personal matters that do not fit in the category of Family Medical Leave. It is the company's intent to grant personal leaves on a case-by-case basis based upon both the company and employee needs.


TUITION REIMBURSEMENT

OshKosh B'Gosh recognizes the value of continuing education both to the employee and to the company. In support of this, the company reimburses the employee for tuition and text book costs for pre-approved business related courses. Reimbursement will be made upon successful completion of the course and proof of payment. Tuition reimbursement is limited to $1,500 per calendar year.

GARMENT/PROMOTIONAL ITEM PURCHASES

In order to identify with the company products and promote the company image within the community, employees may purchase up to four garments per week from an OshKosh B'Gosh wholesale catalog at cost plus sales tax. "Garment Requisition" forms are completed and deposited in a drop box located within the facility. Garments are available for pick up according to the schedule posted at each facility. Garments must be paid for at the time of pick up. An unlimited amount of promotional items are also available for purchase through this system, using a separate Requisition form.

An employee and their immediate family (same household) are also entitled to a 20% discount off the regular ticket price at the OshKosh B'Gosh Factory Outlet Store located closest to their facility.

OSHKOSH COUNTRY CLUB

The annual social membership of this association is 100% paid for by OshKosh B'Gosh. The employee is responsible for monthly fees and charges.

YMCA MEMBERSHIP

OshKosh B'Gosh pays 100% of an annual membership at the Appleton, Oshkosh or Fond du Lac YMCA. Fees for YMCA classes or programs attended by the employee and their immediate family are the responsibility of the employee. Employees who want to become a member should contact the accounting department for a membership application card for completion and forward it to the YMCA Membership Office.

OSHKOSH POWER AND BOAT MEMBERSHIP

The annual social membership of this association is 100% paid by OshKosh B'Gosh. The employee is responsible for monthly fees and charges.

PAYPERIOD

The employee is paid monthly on the 15th which covers the payperiod from the 1st of the month through the last day of the month.

CASUAL DAY

For the comfort and enjoyment of employees, Casual Day is observed every Friday!


This summary is not intended to be a complete description of benefits and is subject to change. Please refer to summary plan descriptions and to policies and procedures for detailed descriptions of benefits. In the case of a misunderstanding, official plan documents and company policies and procedures will rule.